SECURITIES PURCHASE AGREEMENT

     THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”), is dated as of December 21, 2007, by and among Santa Fe Gold Corporation, a Delaware corporation (the “Company”), and Sulane Holdings Ltd., a British Virgin Islands company ( “Purchaser”).

WITNESSETH

     WHEREAS, subject to the terms and conditions set forth in this Agreement and pursuant to Section 4(2) of the Securities Act of 1933 (the “Securities Act”), and Rule 506 promulgated thereunder, the Company desires to issue and sell to Purchaser, and Purchaser desires to purchase from the Company, certain securities of the Company pursuant to the terms set forth herein.

     WHEREAS, the parties desire that, upon the terms and subject to the conditions contained herein, in accordance with the schedule set forth on Exhibit A attached hereto (the “Funding Schedule”), the Company shall issue and sell to Purchaser, as provided herein, and Purchaser shall purchase (a) Thirteen Million Five Hundred Thousand Dollars (US$13,500,000) original principal amount of 7% Senior Secured Convertible Debentures in the form attached hereto as Exhibit B (the “Convertible Debentures”), which shall be convertible at an initial conversion price of $1.00 per share into shares of the Company’s common stock, par value $0.002 (the “Common Stock”) (as converted, the “Conversion Shares”), and (b) common stock warrants to purchase 6,750,000 shares of Common Stock, at an initial exercise price of $1.00 per share, in the form of Exhibit C (collectively, the “Warrants”). The Convertible Debentures and Warrants are collectively referred herein to as the “Securities.”

     WHEREAS, contemporaneously with the execution and delivery of this Agreement, the parties hereto are executing and delivering a Mortgage, Security Agreement and Financing Statement in the form attached hereto as Exhibit D (the “Mortgage Agreement”), pursuant to which the Company has agreed to provide Purchaser a security interest in Collateral (as this term is defined in the Mortgage Agreement), to secure the Company’s obligations under this Agreement, the Convertible Debentures, the Warrants and the Mortgage Agreement and any other agreements ancillary or related hereto or thereto (collectively, the “Transaction Documents”).

     NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and Purchaser agree as follows:

     1.      PURCHASE AND SALE OF CONVERTIBLE DEBENTURES.

     (a)      Purchase of Securities. Subject to the satisfaction (or waiver) of the terms and conditions of this Agreement, Purchaser agrees to purchase, and the Company agrees to sell and issue to Purchaser, the Securities, all in the amounts and on the dates, respectively, as set forth in the Funding Schedule.

     (b)      Closing Dates. The first closing (the “First Closing”) of the purchase and sale of the Securities shall take place on the date hereof, subject to notification of satisfaction of the

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conditions to the First Closing set forth herein and in Section 5 below (or such later date as is mutually agreed to by the Company and Purchaser) (the “First Closing Date”). Subsequent closings of the purchase and sale of the Securities (the “Subsequent Closings”) shall take place on the dates and in the amounts as set forth in the Funding Schedule, subject to notification of satisfaction of the conditions to Subsequent Closings set forth herein and in Section 5 below (or such later date as is mutually agreed to by the Company and the Purchaser) (each a “Subsequent Closing Date”). The First Closing and all Subsequent Closings are collectively referred to as the “Closing.”

     (b)      Closing Deliveries. At each Closing, the Company shall deliver or cause to be delivered to Purchaser the following:

     (i)      a Convertible Debenture, registered in the name of Purchaser, in the principal amount indicated on the Funding Schedule under the heading “Debenture Principal Amount”;

     (ii)      a Warrant to purchase shares of Common Stock, in the amount indicated on the Funding Schedule under the heading “Shares of Common Stock Underlying Warrant Purchased,” registered in the name of Purchaser; and

     (iii)      the legal opinion of Company Counsel, in the form of Exhibit E, executed by such counsel and delivered to Purchaser.

     At each Closing, Purchaser shall deliver or cause to be delivered to the Company the purchase price indicated on the Funding Schedule under the heading “Cash Purchase Price”, in United States dollars and in immediately available funds, by wire transfer to an account designated in writing by the Company for such purpose.

     2.      REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

     The Company represents and warrants to Purchaser that as of the date hereof:

     (a)      Organization and Qualification. The Company’s public filings with the United States Securities and Exchange Commission (the “SEC”), including its Registration Statement on Form S-B, SEC File No. 333-141558, as amended, its Annual Report on Form 10-KSB for the fiscal year ended June 30, 2007, SEC File No. 1-12974 and its Quarterly Reports as filed with the SEC (collectively, the “SEC Filings”), contain a list of all direct and indirect subsidiaries of the Company, the names of each person that owns equity of such subsidiaries and the percentage of equity owned by each such person. Except as set forth in the SEC Filings, the Company and its subsidiaries are corporations duly organized and validly existing in good standing under the laws of the jurisdiction in which they are incorporated, and have the requisite corporate power to own their properties and to carry on their business as now being conducted and proposed to be conducted. Each of the Company and its subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on the Company and its subsidiaries taken as a whole.

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     (b)      Authorization, Enforcement, Compliance with Other Instruments. (i) The Company has the requisite corporate power and authority to enter into and perform its obligations under the Transaction Documents and to issue the Conversion Shares in accordance with the terms of the Convertible Debentures and the shares of Common Stock underlying the Warrants upon exercise thereof (the “Warrant Shares”), (ii) the execution and delivery of the Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby, including, without limitation, the issuance of the Convertible Debentures, the Warrants, the reservation for issuance and the issuance of the Conversion Shares upon conversion of the Convertible Debentures, and the reservation for issuance and the issuance of the Warrant Shares upon exercise of the Warrants have been duly authorized by the Company’s Board of Directors and no further consent or authorization is required by the Company, its Board of Directors or its stockholders, (iii) the Transaction Documents have been duly executed and delivered by the Company, (iv) the Transaction Documents constitute the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors’ rights and remedies.

     (c)      Capitalization. The SEC Filings correctly sets forth all shares that are issued and outstanding. All of such outstanding shares have been validly issued and are fully paid and nonassessable. No shares of Common Stock are subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Company. As of the date of this Agreement, except as set forth in the SEC Filings, (i) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its subsidiaries is or may become bound to issue additional shares of capital stock of the Company or any of its subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company or any of its subsidiaries, and (ii) there are no outstanding debt securities, and no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance or conversion of the Convertible Debentures. Attached hereto as Schedule 2(c) is a table showing the capitalization of the Company, on a pro forma basis, giving effect to the issuance of all the Conversion Shares and the Warrant Shares and the subsequent issuance of all shares of Common Stock issuable upon exercise, conversion or exchange of all options, warrants or other rights to acquire Common Stock and all securities convertible into or exercisable or exchangeable for Common Stock. The SEC Filings contain true and correct copies of the Company’s Certificate of Incorporation, as amended and as in effect on the date hereof (the “Certificate of Incorporation”), and the Company’s By-laws, as in effect on the date hereof (the “By-laws”), and the terms of all securities convertible into or exercisable for Common Stock and the material rights of the holders thereof in respect thereto.

     (d)      Issuance of Securities. The Convertible Debentures are duly authorized and, upon issuance in accordance with the terms hereof, shall be duly issued and free from all taxes, liens and charges with respect to the issue thereof. The Conversion Shares issuable upon conversion of the Convertible Debentures will be duly authorized and reserved for issuance. The Warrant

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Shares issuable upon exercise of the Warrants will be duly authorized and reserved for issuance. Upon conversion in accordance with the terms of the Convertible Debentures the Conversion Shares will be duly issued, fully paid and nonassessable. Upon exercise in accordance with the terms of the Warrants the Warrant Shares will be duly issued, fully paid and nonassessable.

     (e)      No Conflicts. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby will not (i) result in a violation of the Certificate of Incorporation, any certificate of designations of any outstanding series of preferred stock of the Company or the Bylaws or (ii) conflict with or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its subsidiaries is a party, or result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound or affected. Neither the Company nor its subsidiaries is in violation of any term of or in default under its Certificate of Incorporation or By-laws or their organizational charter or by-laws, respectively, or any material contract, agreement, mortgage, indebtedness, indenture, instrument, judgment, decree or order or any statute, rule or regulation applicable to the Company or its subsidiaries, except as set forth in the SEC Filings. The business of the Company and its subsidiaries is not being conducted, and shall not be conducted in violation of any material law, ordinance, or regulation of any governmental entity. Except as specifically contemplated by this Agreement and as required under the Securities Act of 1933, as amended (the “Securities Act”) and any applicable state securities laws, the Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under or contemplated by this Agreement in accordance with the terms hereof or thereof. All consents, authorizations, orders, filings and registrations which the Company is required to obtain pursuant to the preceding sentence have been obtained or effected on or prior to the date hereof. The Company and its subsidiaries are unaware of any facts or circumstance, which might give rise to any of the foregoing.

     (f)      Financial Statements. The SEC Filings contain true and complete copies of audited financial statements of the Company for its fiscal year ending June 30, 2007 and prior fiscal years and the unaudited balance sheet and income statement of the Company for its quarter ending September 30, 2007 (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved, except (i) as may be otherwise indicated in such Financial Statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements, and, fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments that are not individually or in the aggregate material). Neither the Financial Statements nor any other information provided by or on behalf of the Company to Purchaser, including, without limitation, information referred to in this Agreement, collectively contain any untrue statement of a material fact or omits to state any

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material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Since September 30, 2007, no changes, occurrences or developments shall have occurred or become known to the Company that would be reasonably expected to have a material adverse effect on the business, properties, prospects, assets, liabilities or condition (financial or otherwise) of the Company and its subsidiaries taken individually or in the aggregate (a “Material Adverse Effect”). The Company and its subsidiaries have no material liability, contingent or otherwise except those reflected on the Financial Statements and those incurred in the ordinary course since September 30, 2007, and except as set forth in the SEC Filings.

     (g)      Absence of Litigation. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending against or affecting the Company, the Common Stock or any of the Company’s subsidiaries, wherein an unfavorable decision, ruling or finding would (i) have a material adverse effect on the transactions contemplated hereby (ii) adversely affect the validity or enforceability of, or the authority or ability of the Company to perform its obligations under, this Agreement or any of the documents contemplated herein, or (iii) except as set forth in the SEC Filings, have a Material Adverse Effect.

     (h)      Acknowledgment Regarding Purchaser’s Purchase of the Convertible Debentures. The Company acknowledges and agrees that the Purchaser is acting solely in the capacity of an arm’s length Purchaser with respect to this Agreement and the transactions contemplated hereby. The Company further acknowledges that the Purchaser is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereby and any advice given by the Purchaser or any of its representatives or agents in connection with this Agreement and the transactions contemplated hereby is merely incidental to the Purchaser’s purchase of the Convertible Debentures or the Conversion Shares. The Company further represents to the Purchaser that the Company’s decision to enter into this Agreement has been based solely on the independent evaluation by the Company and its representatives.

     (i)      No General Solicitation. Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of the Convertible Debentures, the Warrants, the Conversion Shares or the Warrant Shares (collectively, the “Securities”).

     (j)      No Integrated Offering. Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the Securities under the Securities Act or cause this offering of the Securities to be integrated with prior offerings by the Company for purposes of the Securities Act.

     (k)      Employee Relations. Neither the Company nor any of its subsidiaries is involved in any labor dispute nor, to the knowledge of the Company or any of its subsidiaries, is any such dispute threatened. None of the Company’s or its subsidiaries’ employees is a member of a

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union and the Company and its subsidiaries believe that their relations with their employees are good.

     (l)      Intellectual Property Rights. The Company and its subsidiaries own or possess adequate rights or licenses to use all material trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and rights necessary to conduct their respective businesses as now conducted. The Company and its subsidiaries do not have any knowledge of any infringement by the Company or its subsidiaries of trademark, trade name rights, patents, patent rights, copyrights, inventions, licenses, service names, service marks, service mark registrations, trade secret or other similar rights of others, and, to the knowledge of the Company there is no claim, action or proceeding being made or brought against, or to the Company’s knowledge, being threatened against, the Company or its subsidiaries regarding trademark, trade name, patents, patent rights, invention, copyright, license, service names, service marks, service mark registrations, trade secret or other infringement; and the Company and its subsidiaries are unaware of any facts or circumstances which might give rise to any of the foregoing that reasonably could be expected to result in a Material Adverse Effect.

     (m)      Environmental Laws. Except as set forth in the SEC Filings, the Company and its subsidiaries are (i) in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), except where non- compliance could not reasonably be expected to result in a Material Adverse Effect (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses, except where failure to receive such permits could not reasonably be expected to result in a Material Adverse Effect and (iii) are in compliance with all terms and conditions of any such permit, license or approval, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect.

     (n)      Real Property. The Company holds good and marketable title in and to the Collateral, free and clear of all liens, charges, security interests, options, claims, mortgages, pledges, proxies, voting trusts or agreements, obligations, understandings or arrangements or other restrictions on title or transfer of any nature whatsoever, except as set forth in the SEC Filings. Any real property and facilities held under lease by the Company and its subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company and its subsidiaries.

     (o)      Insurance. Except as set forth in the SEC Filings, the Company and each of its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company and its subsidiaries are engaged. Neither the Company nor any such subsidiary has been refused any insurance coverage sought or applied for and neither the Company nor any such subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would

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not materially and adversely affect the condition, financial or otherwise, or the earnings, business or operations of the Company and its subsidiaries, taken as a whole.

     (p)      Regulatory Permits. Except as set forth in the SEC Filings, the Company and its subsidiaries possess all material certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses, and neither the Company nor any such subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit, the revocation or modification of which could reasonably be expected to result in a Material Adverse Effect.

     (q)      Internal Accounting Controls. The Company and each of its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, and (iii) the recorded amounts for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

     (r)      No Material Adverse Breaches, etc. Neither the Company nor any of its subsidiaries is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation which in the judgment of the Company’s officers has or is expected in the future to have a Material Adverse Effect. Neither the Company nor any of its subsidiaries is in breach of any contract or agreement which breach, in the judgment of the Company’s officers, has or is expected to have a Material Adverse Effect.

     (s)      Tax Status. The Company and each of its subsidiaries has made and filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject and (unless and only to the extent that the Company and each of its subsidiaries has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply.

     (t)      Certain Transactions. Except as disclosed in the SEC Filings and except for arm’s length transactions pursuant to which the Company makes payments in the ordinary course of business upon terms no less favorable than the Company could obtain from third parties, none of the officers, directors, or employees of the Company is presently a party to any transaction with the Company (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

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     (u)      Fees and Rights of First Refusal. Except as set forth in the SEC Filings, the Company is not obligated to offer the securities offered hereunder on a right of first refusal basis or otherwise to any third parties including, but not limited to, current or former shareholders of the Company, underwriters, brokers, agents or other third parties. All required right of first refusal notices have been duly given and the applicable exercise period, applicable to the transactions contemplated by the Transaction Documents, has expired in accordance with its terms and none of the Convertible Debentures, the Warrants, the Conversion Shares or the Warrant Shares, when issued as contemplated hereby, will be subject to, or give rise to, any right of first refusal or similar right.

     (v)      Brokerage Fees. Except for a once-time account management fee of two percent (2%) of the aggregate purchase price, in the amount of $270,000, payable to Dr. Weinberger Consult GmbH, Germany, no broker’s, finder’s or placement fee or commission will be payable to any person retained by or on behalf of the Company or its subsidiaries with respect to any of the transactions contemplated by this Agreement or any of the other Transaction Documents. The Company hereby indemnifies the Purchaser against and agrees that it will hold the Purchaser harmless from any claim, demand or liability, including reasonable attorneys’ fees, for any broker’s, finder’s or placement fee or commission alleged to have been incurred by such indemnifying party.

     3.      REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.

     The Purchaser represents and warrants to the Company that as of the date hereof:

     (a)      Knowledge, Skill and Experience. It has substantial knowledge, skill and experience in making investment decisions of the type represented by the shares of Common Stock issuable upon conversion of the Convertible Debentures and exercise of the Warrants. Purchaser has reviewed the Risk Factors set forth in the Company’s SEC Filings.

     (b)      Capable of Bearing Risks. It is capable of evaluating the risk of its investment in the Securities and is able to bear the economic risk of such investment, including the risk of losing the entire investment.

     (c)      Acquiring for its Own Account. The Securities will be acquired by it for investment purposes only, for its own account and not with a present view to any distribution thereof in violation of applicable securities laws.

     (d)      Compliance with Securities Law. If the Purchaser should in the future decide to dispose of the Securities, it is understood that it may so do only in compliance with the Securities Act and applicable state securities laws.

     (e)      Access to Information. The Company has made available to the Purchaser the opportunity to ask questions of and to receive answers from the Company’s officers, directors and other authorized representatives concerning the Company and its business and prospects and the Purchaser has been permitted to have access to all information which it has requested in order to evaluate the merits and risks of the purchase of the Securities.

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     (f)      Acknowledgement. The Purchaser understands that:

(i)      the Securities have not been registered under the Securities Act by reason of their issuance in a transaction exempt from the registration requirements of the Securities Act;

(ii)      the Securities must be held indefinitely unless they are registered under the Securities Act and applicable state securities laws or a subsequent disposition thereof is exempt from such registration (and, upon request, evidence satisfactory to the Company is provided by the Purchaser of the availability of such exemptions, including, upon request, the delivery to the Company of an opinion of counsel, which opinion is reasonably satisfactory to the Company); and

(iii)      the Securities may bear a legend to such effect.

     4.      COVENANTS.

     (a)      Best Efforts. The Company shall use its best efforts to timely satisfy each of the conditions to be satisfied by it as provided in Section 5 of this Agreement.

     (b)      Securities Laws. The Company shall, on or before each Closing Date, take such action as the Company shall reasonably determine is necessary to qualify the Securities, or obtain an exemption for the Securities for sale to the Purchaser at the Closing pursuant to this Agreement under the Securities Act and applicable securities or “Blue Sky” laws of the states of the United States, and shall provide evidence of any such action so taken to the Purchaser on or prior to the Closing Date.

     (c)      Use of Proceeds. The Company will use the proceeds from the sale of the Securities primarily for construction and initial operation of the Summit Project (as described in the SEC Filings), generally in accordance with the budget and schedule recommended in the pre-feasibility report prepared by Chapman, Wood and Griswold, Inc., dated April 2007, as supplemented, a summary of which is attached hereto as Exhibit 4(c); (the "Budget" and the "Schedule", respectively); provided, that any adverse deviation from the Budget in excess of $750,000.00 or from the Schedule in excess of 90 days shall require the prior written approval of the Purchaser. Notwithstanding the foregoing, (a) on January 2, 2008, the Company shall apply proceeds from the sale of the Securities to the extent, if any, required to repay in full all amounts owing under the "Senior Indebtedness" (as defined in the Convertible Debentures) and (b) in the event that the Project shall be constructed for an amount less than the aggregate amount as set forth in the Budget, the Company shall use any remaining net proceeds from the sale of the Securities for working capital and general corporate purposes.

     (d)      Reservation of Shares. The Company shall take all action reasonably necessary to at all times have authorized, and reserved for the purpose of issuance, such number of shares of Common Stock as shall be necessary to effect the issuance of the Conversion Shares and Warrant Shares. If at any time the Company does not have available such shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Conversion Shares or exercise of the Warrant Shares, the Company shall call and hold a special meeting of the

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shareholders within thirty (30) days of such occurrence, for the sole purpose of increasing the number of shares authorized.

     (e)      Corporate Existence. So long as at least $3 million original principal amount of the Convertible Debentures remain outstanding, the Company shall not directly or indirectly consummate any merger, reorganization, restructuring, reverse stock split consolidation, sale of all or substantially all of the Company’s assets or any similar transaction or related transactions (each such transaction, an “Organizational Change”) unless, prior to the consummation of an Organizational Change, the Company obtains the written consent of the Purchaser. In any such case, the Company will make appropriate provision with respect to such holders’ rights and interests to insure that the provisions of this Section 4(e) will thereafter be applicable to the Convertible Debentures.

     (f)      Purchaser’s Right of First Refusal. As long as at least $3 million original principal amount of the Convertible Debentures are outstanding, if the Company intends to raise additional capital by the issuance or sale of capital stock of the Company, including without limitation shares of any class of common stock, any class of preferred stock, options, warrants or any other securities convertible or exercisable into shares of common stock (whether the offering is conducted by the Company, underwriter, placement agent or any third party) the Company shall be obligated to offer to the Purchaser such issuance or sale of capital stock, by providing in writing the principal amount of capital it intends to raise and outline of the material terms of such capital raise, prior to offering such issuance or sale of capital stock to any third parties including, but not limited to, current or former officers or directors, current or former shareholders and/or investors of the obligor, underwriters, brokers, agents or other third parties. The Purchaser shall have thirty (30) business days from receipt of such notice of the sale or issuance of capital stock to exercise its right during the thirty (30) business days following receipt of the notice to purchase all or a portion of such offered Common Stock, any class of preferred stock, options, warrants or any other securities convertible or exercisable into shares of Common Stock in accordance with the terms and conditions set forth in the notice of sale.

     (g)      Company’s Right of First Refusal. Except in the case of a firmly underwritten public offering, if Purchaser intends to (a) sell more than five percent (5%) of the Company’s issued and outstanding shares of Common Stock, or debentures, warrants or any other securities convertible or exercisable into more than five percent (5%) of the Company’s issued and outstanding shares of Common Stock (collectively, the “Purchaser Securities”) to a single person or group of Affiliated Persons (as defined below), in one or in a series of transactions, or (b) sell Securities to any person or Affiliated Person that owns more than ten percent (10%) of the issued and outstanding shares of Common Stock; then, Purchaser shall be obligated to offer to the Company such issuance or sale of capital stock, by providing in writing the number of securities it intends to sell and outline of the material terms of such transaction, prior to offering the sale of securities stock to any third parties. The Company shall have thirty (30) business days from receipt of such notice of the sale of capital stock to exercise its right during the thirty (30) business days following receipt of the notice to purchase all or a portion of such offered securities. As used herein, “Affiliated Person” means any person or entity that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common

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control with such person or entity, as such terms are used in and construed under Rule 144 under the Securities Act of 1933, as amended.

     (h)      Payment of Principal, Premium and Interest. The Company will duly and punctually pay the principal, the interest, the premium (if any) and any other amounts owing under this Agreement and the Convertible Debentures, in each case when due under the terms of this Agreement and the Convertible Debentures, and the Company will observe and comply with all other requirements applicable to it pursuant to this Agreement and the other Transaction Documents, subject in each case to applicable notice and grace periods.

     (i)      Payment of Obligations. The Company and its subsidiaries shall pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations and liabilities of whatever nature, except (a) when the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP, with respect thereto have been provided on the books of the Company, (b) for delinquent obligations which do not have a Material Adverse Effect, or (c) for trade and other accounts payable in the ordinary course of business which are not overdue for a period of more than 90 days or, if overdue for more than 90 days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of the Company and its subsidiaries, as the case may be.

     (j)      Conduct of Business and Maintenance of Existence. Subject to this Agreement, the Company and its subsidiaries shall continue to engage in the business as the same is now conducted by it, and preserve, renew and keep in full force and effect and in good standing its corporate existence and take all reasonable action to maintain all material rights, privileges, franchises, permits, licenses and approvals, copyrights, patents, trademarks, licenses and trade names necessary or desirable in the normal conduct of the Company’s business except for rights, privileges, franchises, permits, licenses and approvals, copyrights, patents, trademarks and tradenames the loss of which would not in the aggregate reasonably be expected to result in a Material Adverse Effect, and except as otherwise permitted by this Agreement.

     (k)      Maintenance of Properties. The Company and its subsidiaries shall keep its properties in such reasonable repair, working order and condition, normal wear and tear excepted, and shall from time to time make such reasonable repairs, replacements, additions and improvements thereto, as are necessary for the efficient operation of the Company’s business and shall comply at all times in all material respects with all material franchises, licenses and leases to which it is party so as to prevent any loss or forfeiture thereof or thereunder, except where (i) compliance is at the time being contested in good faith by appropriate proceedings and (ii) failure to comply with the provisions being contested has not resulted, and does not create a material risk of resulting, in the aggregate in any Material Adverse Effect.

     (l)      Compliance with Law. The Company and its subsidiaries shall comply in all material respects with all requirements of law, except where (a) compliance therewith shall at the time be contested in good faith by appropriate proceedings and (b) failure so to comply with the provisions being contested has not resulted, and does not create a material risk of resulting, in the aggregate, in any Material Adverse Effect.

SECURITIES PURCHASE AGREEMENT	Page 11

     (m)      Compliance with Transaction Documents. The Company and its subsidiaries shall comply in all material respects with all the Transaction Documents (to the extent not in violation of the other provisions of this Agreement).

     (n)      Insurance. Except as set forth in the SEC Filings, the Company and its subsidiaries shall at all times from and after the date of the Closing, maintain in full force and effect insurance with reputable and solvent insurance carriers in such amounts, covering such risks and liabilities and with such deductibles or self-insured retentions as are in accordance with normal industry practice in the Company’s business.

     (o)      Environmental Laws. The Company and its subsidiaries shall comply in all material respects, with the provisions of all applicable environmental laws, and shall keep its owned properties free of any lien imposed pursuant to any environmental law. Neither the Company nor any of its subsidiaries shall generate, store, transport or dispose of any hazardous material on the properties of the Company or its subsidiaries except as may be allowed under valid permits.

     (p)      Restricted Payments. Neither the Company nor any of its subsidiaries shall, directly or indirectly, declare, order or pay any dividends or make any distributions of any kind on its outstanding capital stock or any other payments of any kind to any of the holders of its capital stock in respect of such capital stock (including any redemption, purchase or acquisition of the same) or make or set apart any sum, payment, dividend, distribution or property for such purpose (or become contractually committed to do so), except that the Company’s subsidiaries may pay dividends or make distributions to the Company.

     (q)      Financial Statements and Reports. The Company and its subsidiaries shall maintain a system of accounting in which entries that are correct in all material respects shall be made of all transactions in relation to their business and affairs in accordance with GAAP consistent with past practices.

     (r)      Annual Reports. Unless the Company files such information with the SEC, the Company shall furnish to the Purchaser as soon as available, and in any event within 90 days after the end of each fiscal year, the consolidated balance sheet of the Company and its subsidiaries as at the end of such fiscal year, the consolidated statement of income, statement of changes in stockholders’ equity and statement of cash flows of the Company and its subsidiaries as at the end of such fiscal year (all in reasonable detail) and, in the case of consolidated financial statements, comparative figures for the immediately preceding fiscal year.

     (s)      Quarterly Reports. Unless the Company files such information with the SEC, the Company shall furnish to the Purchaser as soon as available and, in any event, within 45 days after the end of each of the first three fiscal quarters of the Company each year, the unaudited consolidated balance sheet of the Company and its subsidiaries as of the end of such fiscal quarter, the consolidated statement of income and the statement of cash flows of the Company and its subsidiaries for such fiscal quarter and for the portion of the fiscal year then ended (all in reasonable detail) and comparative figures for the same period in the preceding fiscal year.

SECURITIES PURCHASE AGREEMENT	Page 12

     (t)      Other Information. From time to time at reasonable intervals upon request of any authorized officer of the Purchaser, the Company and its subsidiaries shall furnish to the Purchaser such other information regarding the Company’s business, assets, financial condition, income or prospects as such officer may reasonably request, including copies of all tax returns of the Company and its subsidiaries and any licenses, agreements, leases and instruments to which any of the Company or its subsidiaries is party.

     (u)      No Senior Indebtedness. As long as any part of the Convertible Debentures are outstanding and Purchaser has complied with all its funding obligations as set forth on the Funding Schedule, subject to Section v of this Section (regarding subordination), the Company shall not incur any indebtedness, liability or obligation that is senior to the Convertible Debentures in right of payment, whether with respect to interest or upon liquidation or dissolution, or otherwise; provided, however, that notwithstanding the foregoing, the Company may, in the ordinary course of business, incur indebtedness secured by purchase money security interests (which will be senior only as to the underlying assets covered thereby) and indebtedness under capital lease obligations (which will be senior only as to the underlying assets covered thereby) in an aggregate outstanding principal amount not to exceed two million dollars ($2,000,000.00) .

     (v)      Subordination. In the event that Purchaser should breach its obligation to purchase the Debentures and Warrants as set forth in the Funding Schedule on the terms and subject to the conditions hereof, the entire principal amount of, and accrued interest on, all issued Convertible Debentures, including all of Purchaser’s rights and remedies under the Mortgage Agreement, shall be subordinated to all indebtedness that may be incurred by the Company for working capital and capital expenditures relating to completion of the Company’s Summit Project.

     (w)      Board of Directors. At anytime that Purchaser is current in its funding obligations as set forth in the Funding Schedule, upon thirty (30) days written notice by Purchaser to the Company, the size of the Company’s Board of Directors shall be set increased by two members and the Company shall use its best efforts to cause two directors selected by Purchaser (the “Purchaser Nominees”) to be appointed to the Board of Directors and to nominate the Purchaser Nominees to serve on the Board of Directors at any subsequent stockholders’ meeting for the election of directors.

     (x)      Revision of Exhibit A to the Mortgage. The Company shall, as promptly as practicable and in any case within thirty (30) days after the date of this Agreement, update the information on Exhibit A to the Mortgage with the Grant County recording office (book and page) and re-record the Mortgage to include such updated information.

     5.      CONDITIONS TO THE PURCHASER’S OBLIGATION TO PURCHASE.

     (a)      The obligation of the Purchaser hereunder to purchase the Convertible Debentures and the Warrants at each Closing, is subject to the satisfaction, at or before the Initial Closing Date and each Subsequent Closing Date, of each of the following conditions:

SECURITIES PURCHASE AGREEMENT	Page 13

          (i)      The Summit Project shall be proceeding in accordance with the Budget and Schedule, subject only to such deviations as have been approved by the Purchaser pursuant to Section 4(c) or as do not require Purchaser approval pursuant thereto;

          (ii)      The Company shall have executed each of the Convertible Debentures, registered in the name of Purchaser, in the respective principal amounts indicated on the Funding Schedule under the heading “Debenture Principal Amount” issuable at such closing and at all prior closings and delivered each of the same to the Purchaser;

          (iii)      The Company shall have executed each of the Warrants to purchase shares of Common Stock, in the respective amounts indicated on the Funding Schedule under the heading “Shares of Common Stock Underlying Warrant Purchased” (subject to adjustment as provided therein) issuable at such closing and at all prior closings; registered in the name of Purchaser and delivered the same to the Purchaser;

          (iv)      The legal opinion of Company Counsel, in the form of Exhibit E, executed by such counsel and shall be delivered to Purchaser;

          (v)      The representations and warranties of the Company shall be true and correct in all material respects (except to the extent that any of such representations and warranties is already qualified as to materiality or Material Adverse Effect in Section 2 above, in which case, such representations and warranties shall be true and correct without further qualification) as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date) and the Company shall have performed, satisfied and complied with the covenants, agreements and conditions set forth in Section 4 hereof and this Section 5, and shall have performed, satisfied and complied in all material respects with the other covenants, agreements and conditions required by this Agreement and the Mortgage to be performed, satisfied or complied with by the Company at or prior to the Closing Date. If requested by the Purchaser, the Purchaser shall have received a certificate, executed by the President of the Company, dated as of the Closing Date, to the foregoing effect and as to such other matters as may be reasonably requested by the Purchaser including, without limitation an update as of the Closing Date regarding the representation contained in Section 2(c) above; and

          (vi)      The Company shall have reserved out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Convertible Debentures and exercise of the Warrants, shares of Common Stock to effect the conversion of all of the Conversion Shares and Warrant Shares then outstanding.

6.      INDEMNIFICATION. In consideration of the Purchaser’s execution and delivery of this Agreement and acquiring the Securities hereunder, and in addition to all of the Company’s other obligations under this Agreement, the Company shall defend, protect, indemnify and hold harmless the Purchaser, and all of their officers, directors, employees and agents (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Purchaser Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith, and including reasonable attorneys’ fees and disbursements (the

SECURITIES PURCHASE AGREEMENT	Page 14

“Indemnified Liabilities”), incurred by the Purchaser Indemnitees or any of them as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by the Company in this Agreement or any of the other Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (b) any breach of any covenant, agreement or obligation of the Company contained in this Agreement or any of the other Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, or (c) any cause of action, suit or claim brought or made against such Indemnitee based on material misrepresentations or due to a material breach and arising out of or resulting from the execution, delivery, performance or enforcement of this Agreement or any other instrument, document or agreement executed pursuant hereto by any of the parties hereto, any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Convertible Debentures or the status of the Purchaser or holder of the Convertible Debentures or the Conversion Shares as a Purchaser of Convertible Debentures in the Company; provided, however, that indemnification shall not apply to Indemnified Liabilities resulting from the gross negligence or willful misconduct of Purchaser. To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities, which is permissible under applicable law.

     7.      REGISTRATION RIGHTS

     7.1      Shelf Registration. As promptly as possible after receiving written notice by the holders of at least $10,000,000 of initial principal amount of Convertible Debentures (or, if not all Convertible Debentures are required to be purchased hereunder, 75% of the aggregate principal amount of Convertible Debentures issued), the Company shall prepare and file with the Commission a “shelf” Registration Statement (as defined below) covering the resale of all the Conversion Shares and Warrant Shares for an offering to be made on a continuous basis pursuant to Rule 415. The Registration Statement shall be on Form SB-2 (or another suitable form) and shall contain the “Plan of Distribution” as directed by the Purchaser. “Registration Statement” means the initial registration statement required to be filed under this Section 7 and any additional registration statements contemplated by Section 7.2(f), including (in each case) the Prospectus, amendments and supplements to such registration statement or Prospectus, including pre- and post-effective amendments, all exhibits thereto, and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

          (a)      The Company shall use its best efforts to cause the Registration Statement to be declared effective by the Commission as promptly as possible after the filing thereof, and shall use its best efforts to keep the Registration Statement continuously effective under the Securities Act until the first anniversary of the Effective Date or such earlier date when all Conversion Shares and Warrant Shares covered by such Registration Statement have been sold publicly (the “Effectiveness Period”).

          (b)      The Company shall notify Purchaser in writing promptly (and in any event within one business day) after receiving notification from the Commission that the Registration Statement has been declared effective.

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     7.2.      Registration Procedures. In connection with the Company’s registration obligations hereunder, the Company shall:

          (a)      Not less than ten Trading Days (as defined below) prior to the filing of a Registration Statement or any related Prospectus or any amendment or supplement thereto (including any document that would be incorporated or deemed to be incorporated therein by reference), the Company shall (i) furnish to Purchaser copies of all such documents proposed to be filed, which documents (other than those incorporated or deemed to be incorporated by reference) will be subject to the review of such Purchaser, and (ii) cause its officers and directors, counsel and independent certified public accountants to respond to such inquiries as shall be necessary, in the reasonable opinion of respective counsel, to conduct a reasonable investigation within the meaning of the Securities Act. The Company shall not file a Registration Statement or any such Prospectus or any amendments or supplements thereto to which Purchaser shall reasonably object. As used herein, “Trading Day” means (a) any day on which the Common Stock is listed or quoted and traded on its primary Trading Market, or (b) if the Common Stock is not then listed or quoted and traded on any Trading Market, then any Business Day. As used herein, “Trading Market” means Nasdaq National Market or any other Eligible Market or any national securities exchange, market or trading or quotation facility on which the Common Stock is then listed or quoted. As used herein, “Eligible Market” means any of the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market, Nasdaq Electronic Bulletin Board, or in the event the Company is not listed on any of the above markets, the Company shall be deemed to be trading on an Eligible Market for so long as the Company is reported, in “Pink Sheets” published by the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices).

          (b)(i)      Prepare and file with the Commission such amendments, including post-effective amendments, to each Registration Statement and the Prospectus used in connection therewith as may be necessary to keep the Registration Statement continuously effective as to the applicable Conversion Shares for the Effectiveness Period and prepare and file with the Commission such additional Registration Statements in order to register for resale under the Securities Act all of the Conversion Shares; (ii) cause the related Prospectus to be amended or supplemented by any required Prospectus supplement, and as so supplemented or amended to be filed pursuant to Rule 424; (iii) respond as promptly as reasonably possible, and in any event within ten days, to any comments received from the Commission with respect to the Registration Statement or any amendment thereto and as promptly as reasonably possible provide the Purchaser true and complete copies of all correspondence from and to the Commission relating to the Registration Statement; and (iv) comply in all material respects with the provisions of the Securities Act and the Exchange Act with respect to the disposition of all Conversion Shares covered by the Registration Statement during the applicable period in accordance with the intended methods of disposition by the Purchaser thereof set forth in the Registration Statement as so amended or in such Prospectus as so supplemented

          (c)      Notify the Purchaser of Conversion Shares to be sold and Purchaser Counsel as promptly as reasonably possible, and (if requested by any such Person) confirm such notice in writing no later than one Trading Day thereafter, of any of the following events: (i)

SECURITIES PURCHASE AGREEMENT	Page 16

the Commission notifies the Company whether there will be a “review” of any Registration Statement; (ii) the Commission comments in writing on any Registration Statement (in which case the Company shall deliver to each Purchaser a copy of such comments and of all written responses thereto); (iii) any Registration Statement or any post-effective amendment is declared effective; (iv) the Commission or any other Federal or state governmental authority requests any amendment or supplement to any Registration Statement or Prospectus or requests additional information related thereto; (v) the Commission issues any stop order suspending the effectiveness of any Registration Statement or initiates any Proceedings for that purpose; (vi) the Company receives notice of any suspension of the qualification or exemption from qualification of any Conversion Shares for sale in any jurisdiction, or the initiation or threat of any Proceeding for such purpose; or (vii) the financial statements included or incorporated by reference in any Registration Statement become ineligible for inclusion or incorporation therein or any statement made in any Registration Statement or Prospectus or any document incorporated or deemed to be incorporated therein by reference is untrue in any material respect or any revision to a Registration Statement, Prospectus or other document is required so that it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (d)      Use its best efforts to avoid the issuance of or, if issued, obtain the withdrawal of (i) any order suspending the effectiveness of any Registration Statement, or (ii) any suspension of the qualification (or exemption from qualification) of any of the Conversion Shares for sale in any jurisdiction, as soon as possible.

          (e)      Furnish to Purchaser, without charge, at least one conformed copy of each Registration Statement and each amendment thereto, including financial statements and schedules, all documents incorporated or deemed to be incorporated therein by reference, and all exhibits to the extent requested by such Person (including those previously furnished or incorporated by reference) promptly after the filing of such documents with the Commission.

          (f)      Promptly deliver to Purchaser, without charge, as many copies of the Prospectus or Prospectuses (including each form of prospectus) and each amendment or supplement thereto as such Purchaser may reasonably request. The Company hereby consents to the use of such Prospectus and each amendment or supplement thereto by the Purchaser in connection with the offering and sale of the Conversion Shares and Warrant Shares covered by such Prospectus and any amendment or supplement thereto.

          (g)      In the time and manner required by each Trading Market, prepare and file with such Trading Market an additional shares listing application covering all of the Conversion Shares and the Warrant Shares; (ii) take all steps necessary to cause such Conversion Shares and Warrant Shares to be approved for listing on each Trading Market as soon as possible thereafter; (iii) provide to the Purchaser evidence of such listing; and (iv) maintain the listing of such Conversion Shares and Warrant Shares on each such Trading Market or another Eligible Market.

SECURITIES PURCHASE AGREEMENT	Page 17

          (h)      Prior to any public offering of Conversion Shares or Warrant Shares, use its best efforts to register or qualify or cooperate with the selling Purchaser in connection with the registration or qualification (or exemption from such registration or qualification) of such Conversion Shares for offer and sale under the securities or Blue Sky laws of such jurisdictions within the United States as Purchaser requests in writing, to keep each such registration or qualification (or exemption therefrom) effective during the Effectiveness Period and to do any and all other acts or things necessary or advisable to enable the disposition in such jurisdictions of the Conversion Shares and Warrant Shares covered by a Registration Statement.

          (i)      Cooperate with the Purchaser to facilitate the timely preparation and delivery of certificates representing Conversion Shares to be delivered to a transferee pursuant to a Registration Statement, which certificates shall be free, to the extent permitted by this Agreement, of all restrictive legends, and to enable such Conversion Shares and Warrant Shares to be in such denominations and registered in such names as Purchaser may request.

          (j)      Upon the occurrence of any event described in Section 7.2(c)(vii), as promptly as reasonably possible, prepare a supplement or amendment, including a post-effective amendment, to the Registration Statement or a supplement to the related Prospectus or any document incorporated or deemed to be incorporated therein by reference, and file any other required document so that, as thereafter delivered, neither the Registration Statement nor such Prospectus will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (k)      Cooperate with any due diligence investigation undertaken by the Purchaser in connection with the sale of Conversion Shares and Warrant Shares, including, without limitation, by making available any documents and information; provided that the Company will not deliver or make available to Purchaser material, nonpublic information unless Purchaser specifically requests in advance to receive material, nonpublic information in writing.

          (l)      Comply with all applicable rules and regulations of the Commission.

     7.3      Registration Expenses. The Company shall pay (or reimburse the Purchaser for) all fees and expenses incident to the performance of or compliance with this Agreement by the Company, including without limitation (a) all registration and filing fees and expenses, including without limitation those related to filings with the Commission, any Trading Market and in connection with applicable state securities or Blue Sky laws, (b) printing expenses (including without limitation expenses of printing certificates for Conversion Shares and Warrant Shares and of printing prospectuses requested by the Purchaser), (c) messenger, telephone and delivery expenses, (d) all listing fees to be paid by the Company to the Trading Market and (e) fees of Purchasers counsel in an amount not to exceed $50,000.00.

     7.4      Dispositions. Purchaser agrees that it will comply with the prospectus delivery requirements of the Securities Act as applicable to it in connection with sales of Conversion Shares and Warrant Shares pursuant to the Registration Statement. Purchaser further agrees that,

SECURITIES PURCHASE AGREEMENT	Page 18

upon receipt of a notice from the Company of the occurrence of any event of the kind described in Sections 7.2(c)(v), (vi) or (vii), Purchaser will discontinue disposition of such Conversion Shares or Warrant Shares under the Registration Statement until such Purchaser’s receipt of the copies of the supplemented Prospectus and/or amended Registration Statement contemplated by Section 7.2(j), or until it is advised in writing (the “Advice”) by the Company that the use of the applicable Prospectus may be resumed, and, in either case, has received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such Prospectus or Registration Statement. The Company may provide appropriate stop orders to enforce the provisions of this paragraph.

     7.5      Piggyback on Registrations. The Company and any of its security holders may include securities of the Company in the Registration Statement if the Conversion Shares and Warrant Shares are to be sold in a firm commitment underwritten offering but, in the case of the Company and each such other security holder, only (i) if it requests such inclusion within ten days after receiving notice of a request by the holders of the Convertible Debentures that the Registration Statement be filed; (ii) to the extent that, in the judgment of the lead underwriter for such offering, inclusion of its shares, together with shares requested to be included by the Company and other security holders of the Company, will not adversely affect the terms and conditions, including without limitation, pricing and number of shares, of the offering of the Conversion Shares and Warrant Shares (with any shares so included to be allocated pro rata among the Company and the requesting security holders, based on the number of shares initially requested to be included in the Registration Statement by them) and (iii) provided, in the case of other security holders of the Company, that they enter into an underwriting agreement on the same terms and conditions as apply to the holders of the Conversion Shares and the Warrant Shares.

     7.6      Piggy-Back Registrations. If at any time during the Effectiveness Period there is not an effective Registration Statement covering all of the Conversion Shares and Warrant Shares and the Company shall determine to prepare and file with the SEC a registration statement relating to an offering for its own account or the account of others under the Securities Act of any of its equity securities (collectively, the “Other Securities”), other than on Form S-4 or Form S-8 (each as promulgated under the Securities Act) or their then equivalents relating to equity securities to be issued solely in connection with any acquisition of any entity or business or equity securities issuable in connection with stock option or other employee benefit plans, then the Company shall send to Purchaser written notice of such determination and if, within fifteen days after receipt of such notice, Purchaser shall so request in writing, the Company shall include in such registration statement all or any part of such Conversion Shares and Warrant Shares Purchaser requests to be registered if the securities Other Securities are to be sold in a firm commitment underwritten offering but, in the case of each holder of the Conversion Shares or Warrant Shares, only (i) to the extent that, in the judgment of the lead underwriter for such offering, inclusion of its shares, together with shares requested to be included by the holders of the Conversion Shares and Warrant Shares, will not adversely affect the terms and conditions, including without limitation, pricing and number of shares, of the offering of the Other Securities (with any shares so included to be allocated pro rata among the requesting holders of the Conversion Shares and Warrant Shares, based on the number of shares initially requested to be included in the Registration Statement by them) and (ii) provided, in the case of requesting

SECURITIES PURCHASE AGREEMENT	Page 19

holders of the Conversion Shares and Warrant Shares, that they enter into an underwriting agreement on the same terms and conditions as apply to the Other Securities.

     8.      GOVERNING LAW: MISCELLANEOUS.

     (a)      Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware without regard to the principles of conflict of laws.

     (b)      Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party.

     (c)      Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

     (d)      Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

     (e)      Entire Agreement, Amendments. This Agreement supersedes all other prior oral or written agreements between the Purchaser, the Company, their affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor the Purchaser makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be waived or amended other than by an instrument in writing signed by the party to be charged with enforcement.

     (f)      Notices. Any notices, consents, waivers, or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered (i) upon receipt, when delivered personally; (ii) upon confirmation of receipt, when sent by facsimile; (iii) three (3) days after being sent by U.S. certified mail, return receipt requested, or (iv) one (1) day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

SECURITIES PURCHASE AGREEMENT	Page 20

:
If to the Purchaser:	To the address set forth under such Purchaser name on the
signature pages attached hereto.

With a copy to:	Karen C. Wiedemann
Fried, Frank, Harris, Shriver & Jacobson (London) LLP
99 City Road
London EC1Y 1AX
Telephone:: +44 20 7972 9624
Facsimile: +44 20 7972 9602

If to the Company, to:	Santa Fe Gold Corporation
11128 Pennsylvania NE, Suite 200,
Albuquerque, NM 87110
Attention: W. Pierce Carson
Telephone: (505) 255-4852
Facsimile: (505) 255-4851

     Each party shall provide five (5) days’ prior written notice to the other party of any change in address or facsimile number.

     (g)      Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Purchaser.

     (h)      No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

     (i)      Survival. The representations and warranties of the Company contained in Section 2, and the indemnification provisions set forth in Section 6, shall survive the Closing for a period of one (1) year following the date on which the Convertible Debentures are converted, redeemed or otherwise disposed of in full.

     (j)      Publicity. Except as otherwise required by applicable law, the Company and the Purchaser shall have the right to approve, before issuance any press release or any other public statement with respect to the transactions contemplated hereby made by the other party.

     (k)      Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

SECURITIES PURCHASE AGREEMENT	Page 21

     (l)      No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

[REMAINDER PAGE INTENTIONALLY LEFT BLANK]

SECURITIES PURCHASE AGREEMENT	Page 22

     IN WITNESS WHEREOF, the undersigned have executed this Securities Purchase Agreement as of the date first written above.

THE COMPANY:

SANTA FE GOLD CORPORATION

By:
Name: W. Pierce Carson
Title: President

THE PURCHASER:

SULANE HOLDINGS, LTD

By:
Name:
Title:
Address for Notice:
P.O. Box 414
CH-1630 Bulle
Switzerland

SECURITIES PURCHASE AGREEMENT	Page 23

Schedule 2 (c)

PRO FORMA CAPITALIZATION TABLE

The following pro forma capitalization table sets forth certain information relating to our capitalization: (i) as of September 30, 2007, after giving effect to payoff for cash of the current senior secured convertible notes; the elimination of the related discounts on the notes and related derivative instruments liability; and (ii) as of September 30, 2007, after giving effect to the conversion of all Company equity instruments as detailed below.

		Pro forma at September
		30, 2007, giving effect to
		conversion of all
	September 30,	Company Equity
	2007	Instruments
	(Unaudited)	(Unaudited)
Current Debt Related to Convertible Notes:
Convertible notes payable	$945,411	$--
Notes discounts	(310,292)	--
Derivative instruments liability	2,192,402	--
	$2,827,521	$--

Shareholders’ Equity:
Common Stock	$147,771	$231,275
(authorized 200,000,000 shares)
Additional Paid in Capital	44,549,160	76,962,760
Deferred Compensation	(8,846)	--
	44,688,085	77,194,035

Accumulated (Deficit)	(44,524,418)	(46,853,577)

Total Shareholders’ Equity	$163,667	$30,340,458

The Capitalization Table includes conversion, issuance and exercise of the following equity instruments and is qualified in its entirety by the detailed descriptions of the securities, including the anti-dilution provisions thereof, as set forth in the SEC filings.

(1)	Issuance of an aggregate 888,095 true-up shares for October 2007 principal and interest conversions on amended private placement of Senior Secured Convertible Notes issued March 20, 2006.
(2)	Exercise of warrants associated with amended private placement Senior Secured Convertible Notes issued March 20, 2006 aggregating 4,153,431 shares, exercise price of $1.00 per share.
(3)

Issuance and conversion of Additional Investment Rights and related warrants aggregating 2,836,245 shares, at conversion and exercise price of $1.00 per share. Assumes that holders exercise their Additional Investment Rights before expiration date of July 20, 2008, of which there is no assurance. Reference amended private placement of Senior Secured Convertible Notes issued March 20, 2006.

(4)

Conversion of 10% Senior Subordinated Convertible Notes, interest for three years and related warrants issued in October and December 2007, aggregating 864,000 shares, conversion and exercise price of $1.25 per share. Assumes conversion of debentures and exercise of warrants after three years.

(5)

Conversion of 7% Senior Secured Convertible Debentures dated 12/21/07, conversion of interest for a three period and exercise of attached warrants, aggregating 22,560,292 shares. Debenture conversion and warrant exercise price of $1.00 per share. Assumes Debentures are converted and warrants exercised after three years and interest is converted at $1.00 per share.

SECURITIES PURCHASE AGREEMENT	Page 24

(6)	Exercise of all outstanding options to officers, directors and employees aggregating 9,950,000 shares at exercise prices ranging from $.10 to $1.24 per share.
(7)	Includes issuance of 500,000 restricted shares to the CEO related to performance benchmarks.

Upon conversion and exercise of the aforementioned equity instruments, the pro forma capitalization table reflects 115,637,478 common shares issued and outstanding.

SECURITIES PURCHASE AGREEMENT	Page 25

Exhibit 4(c)

BUDGET

ESTIMATED CAPITAL COST
(US dollars)
(CWG April 2007)

Summit Mine
Engineering and permits	31,000
Site prep, roads and trucking facilities	105,000
Water and communication systems	94,000
Surface plant and equipment	67,000
Mine development	3,492,000
Total Mine		$3,789,000
Lordsburg Millsite
Engineering, permits and roads	56,000
Dismantle and move St. Cloud mill	251,000
Mill construction	5,851,000
Initial tailing facility	836,000
Mobile equipment	205,000
Total Millsite		$7,199,000
Other
Project management and supervision (1 year)	632,000
Reclamation bonding	300,000
Working capital (4 months)	1,524,000
Total Other		$2,456,000

Total estimated capital cost		$13,444,000

SECURITIES PURCHASE AGREEMENT	Page 26

SCHEDULE

PROJECTED CONSTRUCTION EXPENDITURE IN 12-WEEK PERIODS

(CWG July 2007)

12-Week Period	Mine	Mill	Other[1]	Total
Period 1 (1-12 wks)	$193,000	$172,000	$146,000	$511,000
Period 2 (13-24 wks)	634,000	2,448,000	146,000	3,228,000
Period 3 (25-36 wks)	984,000	2,357,000	146,000	3,487,000
Period 4 (37-48 wks)	1,069,000	2,221,000	446,000	3,736,000
Period 5 (49-60 wks)	909,000	-	1,170,000	2,079,000
Period 6 (60-64 wks)[2]	-_	-_	403,000	403,000
Totals	$3,789,000	$7,199,000	$2,456,000	$13,444,000

___________________
1 Management and supervision; bonding; working capital Periods 5 & 6.
2 4-week period.

SECURITIES PURCHASE AGREEMENT	Page 27

Exhibits
A.	Funding Schedule
B.	Form of Convertible Debenture
C.	Form of Warrant
D.	Form of Mortgage
E.	Form of Opinion of Counsel

SECURITIES PURCHASE AGREEMENT	Page 28

EXHIBIT A

FUNDING SCHEDULE

CLOSING DATE	DEBENTURE PRINCIPAL AMOUNT	SHARES OF COMMON STOCK UNDERLYING WARRANT PURCHASED[3]	CASH PURCHASE PRICE
December 21, 2007	$ 350,000	175,000	$ 350,000
January 15, 2008	$1,500,000	750,000	$1,500,000
April 15, 2008	$3,500,000	1,750,000	$3,500,000
July 15, 2008	$3,500,000	1,750,000	$3,500,000
October 15, 2008	$3,500,000	1,750,000	$3,500,000
January 15, 2009	$1,150,000	575,000	$1,150,000
Total	$13,500,000	6,750,000	$13,500,000

____________________
3 Share numbers and Warrant Price at issuance subject to adjustment as set forth in the Form of Warrant.

SECURITIES PURCHASE AGREEMENT	Page 29

EXHIBIT B

Form of Convertible Debenture

EXHIBIT C

Form of Warrant

EXHIBIT D

Form of Mortgage

EXHIBIT E

Form of Opinion of Counsel